Exhibit 99.2

NEWS RELEASE
Contacts:
OSI Pharmaceuticals, Inc.	Burns McClellan, Inc. (representing OSI)
Kathy Galante (investors/media)	Justin Jackson/Kathy Nugent (media)
Senior Director	(212) 213-0006
631-962-2043
Kim Wittig (media)
Director
631-962-2135

OSI Pharmaceuticals Updates Preliminary Revenue & Re-affirms Adjusted Earnings Growth Rate Guidance for 2010

- Mid-teen revenue growth for 2010 -
- Adjusted earnings per share growth of 10% or more for 2010 -
- OSI repurchased $79.5 million of 2023 & 2038 convertible bonds during December 2009 -

MELVILLE, NEW YORK – December 22, 2009 – OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) today provided an update to the preliminary revenue and adjusted earnings per share growth rate guidance provided to investors at the Company’s recent analyst R&D day meeting on December 3, 2009.  The Company now believes that the 2010 overall revenue percentage growth rate will be in the mid-teens and re-affirms that adjusted earnings per share will grow at 10% or more.

“We believe it is important for us to provide investors with some preliminary quantification of the relatively limited potential financial impact of last week’s surprising ODAC meeting,” stated Colin Goddard, Chief Executive Officer of OSI Pharmaceuticals. “Even assuming a scenario where we are unable to secure any label expansion from the ongoing sNDA application for Tarceva based on the SATURN study, we believe the business will continue to exhibit solid growth in 2010 with an overall revenue growth rate in the mid-teens (percentage wise) – broadly in-line with the ranges communicated to investors at our recent research analyst meeting in early December.”

The Company also provided investors with an update on the re-purchase of a portion of its outstanding convertible debt bonds.  As of December 22, 2009, the Company had purchased $39.5 million face value of the 2023 convertible bonds for $37.6 million and $40.0 million face value of the 2038 convertible bonds for $37.4 million.  The aggregate amount of the Company’s outstanding 2038 Notes, 2023 Notes and 2025 Notes at face value is now equal to $335.5 million.  The Company may, from time-to-time, continue to selectively re-purchase convertible debt bonds and common stock throughout 2010.

About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to "shaping medicine and changing lives" by discovering, developing and commercializing high-quality, novel and differentiated targeted medicines designed to extend life and improve the quality of life for patients with cancer and diabetes/obesity.

This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made.  Factors that might cause such a difference include, among others, OSI's and its collaborators' abilities to effectively market and sell Tarceva and to expand the approved indications for Tarceva, OSI’s ability to protect its intellectual property rights, safety concerns regarding Tarceva,  competition to Tarceva and OSI’s drug candidates  from other biotechnology and  pharmaceutical companies, the completion of clinical trials, the effects of FDA and other governmental regulation, including pricing controls,  OSI's ability to successfully develop and commercialize drug candidates, and other factors described in OSI Pharmaceuticals' filings with the Securities and Exchange Commission.

This news release also contains adjusted earnings per share, which is a non-GAAP financial measure.  OSI provides non-GAAP financial measures to adjust for, among other things, the impact of (i) equity based compensation expense, (ii) imputed interest expense related to the application of Accounting Standards Codification Subtopic 470-20, which provides guidance for bifurcation of the conversion feature from the debt component of convertible debt instruments that may be settled in cash upon conversion, (iii) amortization of acquired intangible assets, (iv) non-cash tax expense to adjust OSI’s effective tax rate of approximately 39% to reflect its actual cash tax rate of approximately 3%, (v) acquired in-process research and development and (vi) restructuring and other costs related to consolidation of the Company’s operations on to a single campus.  Items for which adjustment is made are either non-cash, non-recurring or not otherwise considered to be core to OSI’s business.  Management uses non-GAAP financial measures internally to evaluate the performance of the business, including the allocation of resources as well as the planning and forecasting of future periods and believes that these results are useful to others in analyzing the core operating performance and trends of OSI for the periods presented.  Non-GAAP financial measures are not prepared in accordance with GAAP and therefore are not necessarily comparable to the financial results of other companies.  Non-GAAP measures should be considered as a supplement to, not a substitute for, or superior to, corresponding financial measures calculated in accordance with GAAP.

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